TAYLOR AND ASSOCIATES

6313 Shenandoah PARK Avenue

SALT LAKE CITY, UT 84121

July 29, 2014

Quintec Corp.

Av. Vitacura 2670 Piso 15

Las Condes  7550098  Chile

Re:       Quintech Corp.

            Registration Statement on Form S-1

Ladies and Gentlemen:

We have been requested by Quintec Corp., a Nevada corporation (the “Company”), to furnish our opinion as to the matters hereinafter set forth in connection with a registration statement (File No. 333-195543, hereinafter the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended.

The Registration Statement relates to the registration of the sale by the Company of up to 30,000,000 shares of common stock, par value $0.001 (the “Registered Securities”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purpose of such opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Registered Securities, when issued and paid for as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion is limited to matters governed by the Nevada corporation law, Chapter 78 of the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law). This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of the sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

eVoice: (801) 207-8272  eFax: (801) 606-2779  email: elliott@taylorlaw.org

Quintec Corp.
July 29, 2014

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that many occur following the date hereof.

Very truly yours,

/s/TAYLOR AND ASSOCIATES, INC.
TAYLOR AND ASSOCIATES, INC.